Exhibit 99.1

             Keynote Completes Acquisition of Vividence Corporation

           SAN MATEO, Calif.--(BUSINESS WIRE)--Sept. 16, 2004--Keynote Systems (Nasdaq:KEYN), the worldwide leader in e-business performance management services, today announced it has completed the acquisition of privately held Vividence Corporation, based in San Mateo, California.
           On September 10, 2004, Keynote announced a definitive agreement to acquire Vividence Corporation, the market leader in Web-based customer research that provides actionable insight into online customer experience, market trends and industry strategies. The original press release announcing the acquisition can be found at:
http://www.keynote.com/news_events/releases_2004/04sept10.html.

           About Keynote

           Founded in 1995, Keynote Systems (Nasdaq "KEYN"), The Internet Performance Authority(R), is the worldwide leader in e-business performance management services. Over 2,100 corporate IT and marketing departments and 19,000 individual subscribers rely on Keynote's growing range of measurement and monitoring, service level and customer experience management services to optimize e-business performance by reducing costs, improving customer satisfaction and increasing profitability.
           Keynote is The Internet Performance Authority due to the company's global infrastructure of over 1,600 measurement computers in more than 50 cities worldwide that capture and store on a daily basis over 40 million Internet performance measurements, frequent media citations quoting Keynote's Web performance data and analysis and the company's growing range of market-leading Web performance indices for vertical markets.
           Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.

           Keynote, The Internet Performance Authority and Perspective are registered trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. (C) 2004 Keynote Systems, Inc.

    CONTACT: Keynote Systems, Inc.
             Dan Berkowitz, 650-403-3305 (Public Relations) dberkowitz@keynote.com
             Erin Kasenchak, 650-403-3314 (Investor Relations) erin.kasenchak@keynote.com